Exhibit 10.2

AMENDMENT TO EMPLOYMENT AGREEMENT, EFFECTIVE AS OF JUNE 21, 2022, BY AND BETWEEN THE REGISTRANT AND JAMES GERBER

This is an amendment to the Employment Agreement dated September 6, 2019 between IronNet Cybersecurity, Inc. (now IronNet, Inc.) and James Gerber (“Employment Agreement”), and is effective on June 21, 2022.

1. The initial paragraph of Section 4 of the Employment Agreement is amended to read as follows:

“4. Severance Benefits (Outside of Change in Control).If Executive is subject to an Involuntary Termination (as defined in Section 4.b below) other than within twelve (12) months following a Change in Control (as defined below),the Company will: (i) pay Executive a single lump sum cash severance payment in an amount equal to the sum of (a) six (6) months of Executive’s base salary, and (b) a portion of Executive’s annual bonus opportunity for the fiscal year in which the Involuntary Termination occurred (based on the extent to which the relevant target milestones applicable to Executive have been achieved as of the date of such Involuntary Termination, as determined by the Board in its discretion) (with such severance payment subject to all applicable taxes and withholdings), and (ii) provide for twelve (12) months of accelerated vesting of all then outstanding restricted stock units (RSUs) held by Executive that are subject to service-based vesting. In addition, should Executive timely elect and be eligible to continue receiving group health insurance pursuant to “COBRA,” the Company will, until the earlier of (x) the date that is six (6) months following the date of Involuntary Termination, and (y) the date on which Executive obtains alternative coverage (as applicable, the “COBRA Contribution Period”), reimburse Executive on a monthly basis for the full amount of the premiums for such COBRA coverage. To the extent that such reimbursement payments are taxable to Executive, then such reimbursements shall be grossed up by the Company. The remaining balance of any premium costs during the COBRA Contribution Period, and all premium costs thereafter, shall be paid by Executive on a monthly basis for as long as, and to the extent that, Executive remains eligible for COBRA continuation. Executive agrees that, should Executive obtain alternative health insurance coverage prior to the date that is six (6) months following the date of Involuntary Termination, Executive will so inform the Company in writing within five (5) business days of obtaining such coverage.”

2. The remaining provisions of the Employment Agreement will remain in full force and effect.

IronNet Cybersecurity, Inc.:

By:

Name: Scott Alridge

Title: Chief Legal Officer & Secretary

Executive:

James Gerber